Based on the recommendation of the Audit Committee of the Crabbe Huson Contrarian Fund, Crabbe Huson Contrarian Income Fund,
Crabbe Huson Equity Fund, Crabbe Huson Managed  Income & Equity Fund,
Crabbe Huson Oregon Tax-Free Fund, Crabbe Huson Real Estate Investment Fund, Crabbe Huson Small Cap Fund and Crabbe Huson Special Fund (the "Funds") on June 18, 1999, the Board of Trustees determined not to retain KPMG LLP ("KPMG") as the independent accountants of the Funds, and voted to appoint Ernst & Young LLP for the fiscal year ended October 31, 1999. During the two most recent fiscal years, KPMG's audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle. Further, in connection with its audits for the two most recent fiscal years and through June 18, 1999, there were no disagreements between the Funds and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of KPMG would have caused it to make reference to the disagreements in its report on the financial statements for such years.

December 14, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

We were previously independent accountants for the Crabbe Huson Funds listed in Exhibit I (copy attached) and, under the Date of Independent Auditors' Reports listed in Exhibit 1, we reported on the financial statements and financial highlights as of the Final Audit Dates listed in
Exhibit I and for the years or periods covered by our Independent Auditors' Reports listed in Exhibit 1. We have read the statements made by Colonial Management Associates, which we understand will be filed in response to Sub-Item 77k of Form N-SAR and agree with the statements concerning our firm contained therein.



Very truly yours,


KPMG LLP

Exhibit 1

                                     Final Audit            Date of Independent
Fund Name                            Date                   Auditor's Report

Crabbe Huson Contrarian Income Fund  October 31, 1998       December 4, 1998

Crabbe Huson Income Fund             October 31, 1998       December 4, 1998

Crabbe Huson Equity Fund             October 31, 1998       December 4, 1998

Crabbe Huson Managed Income &        October 31, 1998       December 4, 1998
  Equity Fund


Crabbe Huson Oregon Tax-Free Fund    October 31, 1998       December 4, 1998

Crabbe Huson Real Estate
   Investment Fund                   October 31, 1998       December 4, 1998

Crabbe Huson Special Fund            October 31, 1998       December 4, 1998